EXHIBIT 99.1
Qumu Announces Second Quarter 2017 Results

Year-over-year improved gross margins and operating results

Conference Call Wednesday, August 2 at 10:00 a.m. ET

Minneapolis, MN – August 1, 2017 – Qumu Corporation (NASDAQ: QUMU) today reported financial results for the second quarter 2017.

Second quarter revenue was $6.7 million, compared to $6.5 million in the second quarter 2016, and net loss was $(2.6) million, or a loss of $(0.28) per share, compared to $(4.3) million, or a loss of $(0.46) per share, in the second quarter 2016. Second quarter adjusted EBITDA (a non-GAAP measure) was a loss of $(1.0) million, compared to an adjusted EBITDA loss of $(3.1) million for the second quarter 2016.

For the six months ended June 30, 2017, revenue was $13.4 million, compared to $15.3 million last year, and net loss was $(6.2) million, or a loss of $(0.66) per share, compared to $(8.4) million, or a loss of $(0.91) per share, last year. For the six months ended June 30, 2017, adjusted EBITDA was a loss of $(3.0) million, compared to an adjusted EBITDA loss of $(6.0) million last year.

“We continued to execute well this quarter, as adjusted EBITDA exceeded guidance. Operational efficiency continues to improve, even as we invest in our future. During the quarter, we announced our Qx product solution and vision, the industry’s most extensible, end-to-end enterprise video platform, to address the exponential growth of video in global businesses. That strategy was validated and enthusiastically received by analysts, prospects and customers during the global roll out this quarter. We completed the build out of our management team during the quarter, adding a Vice President of Worldwide Channel and Alliances, and a Vice President of Marketing to the senior leadership team,” said Vern Hanzlik, Qumu’s president and CEO. "With the increasing adoption of video among our prospects and clients, who see it as a staple of their digital workforce, and a strong management team in place, we anticipate a strong second half for 2017."

Other Financial Highlights

•
Subscription, maintenance and support revenue for the second quarter 2017 was $5.1 million compared to $4.7 million for the second quarter 2016. The variance in subscription, maintenance and support revenue primarily resulted from growth in the customer base, as well as the timing of customer renewals.

•	Gross margin for the second quarter 2017 was 65.6% compared to 54.7% for the second quarter 2016.

•	Total headcount was 119 as of June 30, 2017 compared to 145 as of March 31, 2017 and 165 as of June 30, 2016.

•
Cash and marketable securities were $9.0 million as of June 30, 2017, compared to $10.4 million as of March 31, 2017, reflecting the second quarter operating loss and the impact on cash from changes in working capital.

Guidance
For the third quarter 2017, revenue is expected to be in the range of $7.5 million to $8.5 million, compared to $7.1 million in the third quarter last year. Total gross margin percentage is expected to be in the mid to high 60s in the third quarter. Third quarter net loss is expected to be in the range of $(2.0) million to $(1.5) million, or $(0.21) to $(0.16) per diluted share, with weighted-average shares outstanding of approximately 9.4 million shares. Adjusted EBITDA for the third quarter 2017 is expected to be in the range of a loss of $(500,000) to breakeven, compared to an adjusted EBITDA loss of $(1.4) million in the third quarter 2016.

For the full year 2017, revenue is expected to be in the range of $31.0 million to $34.0 million as the Company continues to grow its recurring revenue base. Total gross margin percentage is expected to improve from the low 60s early in the year to the high 60s late in the year. Net loss is expected to be in the range of $(9.5) million to

$(8.0) million, or $(1.02) to $(0.87) per diluted share, with weighted-average shares outstanding of approximately 9.4 million shares. Adjusted EBITDA for the full year 2017 is expected to be in the range of a loss of $(3.5) million to $(2.0) million compared to an adjusted EBITDA loss of $(6.6) million in fiscal 2016. The Company expects a tax benefit of $100,000 in fiscal 2017. Additionally, the Company expects that it will be cash flow breakeven for the fourth quarter 2017.

Conference Call
The Company has scheduled a conference call and webcast to review its second quarter 2017 results tomorrow, August 2, 2017 at 10:00 a.m. Eastern Time. The dial-in number for the conference call is 877-456-6914 for domestic participants and 929-387-3794 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Qumu website, www.qumu.com. Webcasts will be archived on Qumu’s website.

Non-GAAP Information
To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company uses adjusted EBITDA (a non-GAAP measure), which excludes certain items from net income (loss) (a GAAP measure). Adjusted EBITDA excludes items related to interest income and expense, the impact of income-based taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liability, foreign currency gains and losses, and other non-operating income and expenses.

The Company uses both GAAP and non-GAAP measures when planning, monitoring, and evaluating the Company’s performance. The Company believes that adjusted EBITDA is useful to investors because it provides supplemental information that allows investors to review the Company's results of operations from the same perspective as management and the Company's board of directors. Non-GAAP results are presented for supplemental informational purposes only for understanding our operating results. The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

See the attached Supplemental Financial Information for a reconciliation of net loss, a GAAP measure, to adjusted EBITDA, a non-GAAP measure, for the three and six months ended June 30, 2017 and 2016.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, cash balances, future product mix or the timing of recognition of revenue, and the demand for the Company’s products or software. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Qumu
Video is today’s document. Qumu Corporation (NASDAQ: QUMU) provides the tools businesses need to create, manage, secure, deliver and measure the success of their videos. Qumu's innovative solutions release the power in video to engage and empower employees, partners and clients. Organizations around the world realize the greatest possible value from video they create and publish using Qumu. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

Investor Contact:
Peter Goepfrich, CFO
Qumu Corporation
612-638-9096

QUMU CORPORATION
Condensed Consolidated Statements of Operations
(unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Software licenses and appliances	$929	$836	$2,149	$2,798
Service	5,725	5,679	11,216	12,453
Total revenues	6,654	6,515	13,365	15,251
Cost of revenues:
Software licenses and appliances	368	412	862	1,369
Service	1,918	2,542	4,008	5,403
Total cost of revenues	2,286	2,954	4,870	6,772
Gross profit	4,368	3,561	8,495	8,479
Operating expenses:
Research and development	1,798	2,410	3,907	4,760
Sales and marketing	2,524	2,978	4,975	6,510
General and administrative	2,009	2,265	4,469	5,235
Amortization of purchased intangibles	226	227	449	453
Total operating expenses	6,557	7,880	13,800	16,958
Operating loss	(2,189)	(4,319)	(5,305)	(8,479)
Other income (expense):
Interest expense, net	(334)	(15)	(651)	(27)
Change in value of warrant liability	11	—	(67)	—
Other, net	(124)	(47)	(179)	(11)
Total other expense, net	(447)	(62)	(897)	(38)
Loss before income taxes	(2,636)	(4,381)	(6,202)	(8,517)
Income tax benefit	(25)	(90)	(29)	(94)
Net loss	$(2,611)	$(4,291)	$(6,173)	$(8,423)

Net loss per share – basic:
Net loss per share – basic	$(0.28)	$(0.46)	$(0.66)	$(0.91)
Weighted average shares outstanding – basic	9,356	9,236	9,301	9,227
Net loss per share – diluted:
Loss attributable to common shareholders	$(2,622)	$(4,291)	$(6,173)	$(8,423)
Net loss per share – diluted	$(0.28)	$(0.46)	$(0.66)	$(0.91)
Weighted average shares outstanding – diluted	9,357	9,236	9,301	9,227

QUMU CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

Assets	June 30, 2017	December 31, 2016
Current assets:	(unaudited)
Cash and cash equivalents	$8,982	$10,364
Receivables, net	5,163	7,495
Income taxes receivable	186	317
Prepaid expenses and other current assets	2,089	2,470
Total current assets	16,420	20,646
Property and equipment, net	1,343	1,827
Intangible assets, net	7,242	8,110
Goodwill	7,112	6,749
Deferred income taxes, non-current	68	70
Other assets, non-current	4,514	4,827
Total assets	$36,699	$42,229
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$2,580	$2,394
Accrued compensation	1,864	2,361
Deferred revenue	8,809	8,992
Deferred rent	280	283
Financing obligations	394	508
Warrant liability	960	893
Total current liabilities	14,887	15,431
Long-term liabilities:
Deferred revenue, non-current	380	423
Income taxes payable, non-current	3	6
Deferred tax liability, non-current	232	294
Deferred rent, non-current	567	712
Financing obligations, non-current	31	170
Term loan, non-current	6,728	6,617
Total long-term liabilities	7,941	8,222
Total liabilities	22,828	23,653
Stockholders’ equity:
Common stock	94	92
Additional paid-in capital	67,634	66,864
Accumulated deficit	(50,646)	(44,473)
Accumulated other comprehensive loss	(3,211)	(3,907)
Total stockholders’ equity	13,871	18,576
Total liabilities and stockholders’ equity	$36,699	$42,229

QUMU CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Six Months Ended June 30,
	2017	2016
Operating activities:
Net loss	$(6,173)	$(8,423)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,548	1,700
Stock-based compensation	783	740
Accretion of debt discount and issuance costs	236	—
Change in value of warrant liability	67	—
Deferred income taxes	(71)	(90)
Changes in operating assets and liabilities:
Receivables	2,425	5,192
Income taxes receivable / payable	135	241
Prepaid expenses and other assets	710	(1,171)
Accounts payable and other accrued liabilities	315	330
Accrued compensation	(522)	(1,113)
Deferred revenue	(368)	(1,749)
Deferred rent	(150)	(120)
Other non-current liabilities	—	(226)
Net cash used in operating activities	(1,065)	(4,689)
Investing activities:
Sales and maturities of marketable securities	—	6,000
Purchases of property and equipment	(20)	(33)
Net cash provided by (used in) investing activities	(20)	5,967
Financing activities:
Principal payments on financing obligations	(255)	(259)
Payments for debt issuance costs	(125)	—
Common stock repurchases to settle employee withholding liability	(11)	(18)
Net cash used in financing activities	(391)	(277)
Effect of exchange rate changes on cash	94	(41)
Net increase (decrease) in cash and cash equivalents	(1,382)	960
Cash and cash equivalents, beginning of period	10,364	7,072
Cash and cash equivalents, end of period	$8,982	$8,032

QUMU CORPORATION
Supplemental Financial Information
(unaudited - in thousands)

A summary of revenue is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Software licenses and appliances	$929	$836	$2,149	$2,798
Service
Subscription, maintenance and support	5,110	4,712	9,948	10,237
Professional services and other	615	967	1,268	2,216
Total service	5,725	5,679	11,216	12,453
Total revenue	$6,654	$6,515	$13,365	$15,251

A reconciliation from GAAP results to adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss	$(2,611)	$(4,291)	$(6,173)	$(8,423)
Interest expense, net	334	15	651	27
Income tax benefit	(25)	(90)	(29)	(94)
Depreciation and amortization expense:
Depreciation and amortization in cost of revenues	9	18	19	40
Depreciation and amortization in operating expenses	241	280	489	562
Total depreciation and amortization expense	250	298	508	602
Amortization of intangibles included in cost of revenues	298	323	591	645
Amortization of intangibles included in operating expenses	226	227	449	453
Total amortization of intangibles expense	524	550	1,040	1,098
Total depreciation and amortization expense	774	848	1,548	1,700
EBITDA	(1,528)	(3,518)	(4,003)	(6,790)
Change in fair value of warrant liability	(11)	—	67	—
Other expense, net	124	47	179	11
Stock-based compensation expense:
Stock-based compensation included in cost of revenues	18	25	32	18
Stock-based compensation included in operating expenses	352	364	751	722
Total stock-based compensation expense	370	389	783	740
Adjusted EBITDA	$(1,045)	$(3,082)	$(2,974)	$(6,039)